INDEPENDENT AUDITORS' CONSENT

Metropolitan West Capital Management Funds:

We consent to (a) the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-71508 on Form N-1A of our report dated August 16, 2002 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "Additional Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, California
October 23, 2002